Exhibit 99.1

PRESS RELEASE - FOR IMMEDIATE DISTRIBUTION

Dated: April 16, 2008

Earnings Reported by Citizens Bancorp for 1st Quarter 2008

[Blackstone, Virginia] Citizens Bancorp of Virginia, Inc. (the “Company”) (OTCBB:CZBT), the parent company of Citizens Bank and Trust Company (the “Bank”), reported net income of $779 thousand, or $0.32 per share for the first quarter ended March 31, 2008. This is $30 thousand less than the $809 thousand or $0.33 per share reported for March 31, 2007. The Federal Reserve’s reduction of short-term interest rates by 200 basis points during the first quarter of 2008 placed pressure on the net interest margin for all banking institutions and the Bank was no exception. The net interest margin declined by 20 basis points from 4.24% at December 31, 2007 to 4.04% at March 31, 2008. In 2008, the Bank provided $10 thousand to the allowance for loan losses, whereas no provision was needed for the first quarter of 2007. Provision to the allowance for loans losses is based upon a monthly review of management’s estimates of probable loss on non-performing loans as well as the growth in the loan portfolio. Non-interest income for the three months ended March 31, 2008 was $637 thousand, which is an 18% increase over the $540 thousand reported for the same period in 2007. Total non-interest expense was $2.143 million for the first quarter of 2008 as compared to $2.045 million or a $98 thousand increase for the three months ended March 31, 2007. The effective income tax rate for the three months ended March 31, 2008 was 28.0% as compared to 28.7% for the same period in 2007. The return on average assets for the three months ended March 31, 2008 was 1.08% as compared to the three months ended March 31, 2007, when the return on average assets was 1.17%. The return on average equity for the first quarter of 2008 was 8.26% as compared to 9.25% for the same period in 2007.

The Company is reporting that total assets at March 31, 2008 were $292.2 million, an increase of $2.2 million, or 0.77%, from the total assets reported for December 31, 2007 of $290.0 million. The Company’s book value per share was $15.54 at March 31, 2008 as compared to $15.33 at December 31, 2007. Loans, net of the allowance, decreased 0.41% to $208.5 million at March 31, 2008 as compared to $209.4 million at December 31, 2007. Deposit account balances at March 31, 2008 were $238.8 million and borrowings were $12.8 million, as compared to $243.0 million and $7.3 million, respectively at December 31, 2007; this represents a decrease in deposits of 1.74% from December 31, 2007 and an increase of 74.6% in borrowings from December 31, 2007. The Bank’s borrowings at March 31, 2008 consisted of FHLB Advances of $5.0 million and $7.8 million in commercial overnight repurchase agreements that are offered to Bank customers. The borrowings at December 31, 2007 consisted entirely of commercial overnight repurchase agreements.

“The Federal Reserve’s aggressive reduction of short-term interest rates has adversely affected interest income through its impact on variable rate loans, overnight investments and loan refinances. This margin compression will improve as time deposits mature and are repriced. Given the challenging interest rate environment, we are very pleased that net income for the first quarter declined by only $20 thousand exclusive of the provision for loan loss. This is, in part, due to strong growth in non-interest income and solid expense management,” commented Mr. Joseph D. Borgerding, President and Chief Executive Officer.

Interest and dividend income for the first quarter of 2008 increased to $4.287 million, up $87 thousand as compared to $4.200 million for the same period in 2007. Average balances for earning assets were $265.2 million for the first three months of 2008, which was $10.0 million higher than the average earning assets of $255.2 million for the same period in 2007. The yield on average earning assets decreased 17 basis points to 6.60% for the first quarter of 2008 as compared to 6.77% for the same period in 2007. The chief contributor to the decrease in the earning assets yield was the change in loan yield which decreased to 7.08% for the first three months of 2008 from 7.29% for the same quarter in 2007. The decrease in loan yields is namely attributed to the decrease in the prime rate from year-to-year, which is the base index for a large number of commercial loans and home equity lines of credit. Interest expense on deposit accounts was $1.636 million for the three months ended March 31, 2008, which was an increase of $121 thousand or 8.0% from the $1.515 million reported for the same period in 2007. The increase in interest expense was due to the increase in average balances for interest bearing deposits and higher interest rates paid on savings accounts and time deposits. Average balances for the quarter ended March 31, 2008 were $205.9 million as compared to $202.0 million for the year earlier period. Cost of interest bearing deposit account balances were 3.20% for the three months ended March 31, 2008 or 16 basis points greater than the three months ended March 31, 2007. Interest expense on borrowings was $53 thousand for the first quarter of 2008, or a $7 thousand increase from the $46 thousand for the same period in 2007. The quarterly average balance of borrowings increased $5.6 million to $10.4 million versus $4.8 million for the first quarter of 2007. The Bank borrowed $5.0 million in a term advance during the quarter that will be used to fund loan growth. The net interest spread and net interest margin for the first quarter of 2008 was 3.46% and 4.04%, respectively, as compared to 3.71% and 4.29%, respectively for the first quarter of 2007.

Non-interest income for the first quarter of 2008 was $637 thousand or $97 thousand greater than the same period in 2007. The year-over-year first quarter increase in non-interest income was 18.0%. All categories, with the exception of gains on sale of loans, increased in 2008 over the same period in 2007; gains on sale of loans declined $4 thousand in 2008 as compared to 2007 due to lower sales and pricing of residential loans sold to the secondary market. Deposit account fees increased $51 thousand in the first quarter of 2008 to $334 thousand as compared to $283 thousand for the same period of 2007, representing an 18.0% year-over-year increase. Other areas showing increases in the first quarter of 2008 as compared to the same period in 2007 includes ATM fees and fees earned from the sale of annuities and other non-deposit investment products.

Non-interest expenses during the first quarter of 2008 were $2.1 million or an increase of 4.8% or $98 thousand from the same period in 2007. The majority of the increase from year-to-year is related to personnel costs. Personnel costs totaled $1.306 million for the first three months of 2008 or $90 thousand greater than the $1.216 million for the same period in 2007. Higher personnel costs are attributed namely to staffing increases and the lower amount of deferred loan origination costs in the first quarter of 2008 versus 2007. Net occupancy expense for the first quarter was $138 thousand, inclusive of the leasing cost for the Midlothian loan production office which opened in the fourth quarter of 2007, which is an $11 thousand increase over the year earlier period total of $127 thousand. Equipment expense for the three months ended March 31, 2008 was $148 thousand or $16 thousand less than the $164 thousand expended in the same period in 2007. The decrease was the result of lower depreciation expense for 2008 as compared to 2007. Other expenses totaled $551 thousand for the first quarter of 2008 as compared to $538 thousand for the same period in 2007. The increase of $13 thousand in 2008 versus 2007 is attributed to processing higher volumes of check card transactions, higher marketing costs in the first quarter 2008 than the same period last year and higher postal costs.

Mr. Borgerding concluded his comments on the Company’s earnings by stating, “This will be a challenging year for loan growth given the softening economy. The Bank has budgeted for moderate loan growth; however, loan quality will not be compromised in order to achieve loan growth targets. Our Bank is well capitalized with a strong diversified loan portfolio and we remain well positioned for the future.”

Citizens Bank and Trust Company was founded in 1873 and is the second oldest independent bank in Virginia. The Bank has eleven offices in the Counties of Amelia, Chesterfield, Mecklenburg, Nottoway and Prince Edward, along with one branch in the city of Colonial Heights and one in the Town of South Hill, Virginia. The Bank also has a Loan Production Office located in Midlothian, Virginia. Citizens Bancorp of Virginia, Inc. is a single bank holding company headquartered in Blackstone, Virginia and the Company’s stock trades on the OTC Bulletin Board under the symbol “CZBT”. Additional information on the Company is also available at its web site: www.cbtva.com.

Citizens Bancorp of Virginia, Inc. cautions readers that certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations with respect to these forward-looking statements are based upon reasonable assumptions within the bounds of its business operations, there can be no assurance that the actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its other filings with the Securities and Exchange Commission.

CONTACT:	Ronald E. Baron
SVP and Chief Financial Officer
Voice: 434-292-8100 or E-mail: Ron.Baron@cbtva.com

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY

Consolidated Balance Sheet

(Dollars in thousands, except share data)

	March 31,	December 31,
	2008	2007
Assets	(Unaudited)

Cash and due from banks	$11,808	$11,769
Interest-bearing deposits in banks	3,162	2,002
Federal funds sold	403	344
Securities available for sale, at fair market value	50,270	48,452
Restricted securities	832	631
Loans, net of allowance for loan losses of $1,961
and $1,950	208,530	209,381
Premises and equipment, net	7,626	7,761
Accrued interest receivable	1,685	1,857
Other assets	7,915	7,763

Total assets	$292,231	$289,960

Liabilities and Stockholders' Equity

Liabilities
Deposits:
Noninterest-bearing	$37,580	$37,512
Interest-bearing	201,194	205,495
Total deposits	$238,774	$243,007
Borrowings	12,788	7,324
Accrued interest payable	1,589	1,540
Accrued expenses and other liabilities	1,372	759
Total liabilities	$254,523	$252,630

Stockholders' Equity
Preferred stock, $0.50 par value; authorized 1,000,000 shares;
none outstanding	$-	$-
Common stock, $0.50 par value; authorized 10,000,000 shares;
issued and outstanding, 2,425,835 for 2008 and 2,434,550 for 2007	1,213	1,217
Additional paid-in capital	- -	- -
Retained earnings	36,615	36,416
Accumulated other comprehensive loss	(120)	(303)
Total stockholders' equity	$37,708	$37,330

Total liabilities and stockholders' equity	$292,231	$289,960

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
Interest and Dividend Income
Loans, including fees	3,725	3,632
Investment securities:
Taxable	401	400
Tax-exempt	124	119
Dividends	9	9
Federal Funds sold	3	35
Other	25	5
Total interest and dividend income	4,287	4,200

Interest Expense
Deposits	1,636	1,515
Borrowings	53	46
Total interest expense	1,689	1,561

Net interest income	2,598	2,639

Provision for loan losses	10	-

Net interest income after provision
for loan losses	2,588	2,639

Noninterest Income
Service charges on deposit accounts	334	283
Net gain on sales of securities	-	-
Net gain on sales of loans	32	36
Net gain on sale of OREO	-	-
Income from bank owned life insurance	72	64
ATM fee income	119	90
Other	80	67
Total noninterest income	637	540

Noninterest Expense
Salaries and employee benefits	1,306	1,216
Net occupancy expense	138	127
Equipment expense	148	164
Other	551	538
Total noninterest expense	2,143	2,045

Income before income taxes	1,082	1,134

Income taxes	303	325

Net income	779	809
Earnings per share, basic & diluted	0.32	0.33

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